EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
December 31, 2002

State of Incorporation and
Headquarters Location

First Virginia Banks, Inc.	Falls Church, Virginia
Banking Subsidiaries:
First Virginia Bank	Falls Church, Virginia
First General Mortgage Company	Falls Church, Virginia
First Virginia Mortgage Company	Falls Church, Virginia
First Virginia Commercial Corporation	Falls Church, Virginia
First Virginia Card Services, Inc.	Falls Church, Virginia
First Virginia Credit Services, Inc.	Falls Church, Virginia
Farmers Bank of Maryland	Annapolis, Maryland
Atlantic Bank	Ocean City, Maryland
First Virginia Bank-Hampton Roads	Norfolk, Virginia
The Mortgage Company of James River Inc	Suffolk, Virginia
HR Properties, Inc.	Norfolk, Virginia
First Virginia Bank-Colonial	Richmond, Virginia
Family Finance Corporation	Petersburg, Virginia
Family Finance of Virginia, Inc.	Petersburg, Virginia
First Colonial Financial Corporation	Hopewell, Virginia
First Virginia Bank-Southwest	Roanoke, Virginia
First Virginia Bank-Blue Ridge	Staunton, Virginia
First Vantage Bank/Tri-Cities	Bristol, Virginia
Nonbanking Subsidiaries
First Virginia Insurance Services, Inc.	Falls Church, Virginia
First Virginia Insurance Services of Maryland, Inc.	Falls Church, Virginia
First Virginia Services, Inc.	Falls Church, Virginia
First Virginia Life Insurance Company	Falls Church, Virginia
Springdale Advertising Agency, Inc.	Falls Church, Virginia
First Virginia Operations Services, Inc.	Falls Church, Virginia
Springdale Temporary Services, Inc.	Falls Church, Virginia
First General Leasing Company	Falls Church, Virginia
Farmers National Land Corporation	Annapolis, Maryland

All of the organizations listed above are 100% owned by First Virginia Banks, Inc., or one of its subsidiary banks.